Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made this 25th day of August, 2008, by and between:

WELLENTECH SERVICES, INC., a Nevada corporation currently having its principal office at 7415 Sherbrooke St., West, #1, Montreal, Quebec, Canada H4B 1S2 (hereinafter referred to as "EMPLOYER")
AND

RICHARD C. FOX, an adult individual residing at 131 Court St., #11, Exeter, New Hampshire 03833 (hereinafter "EMPLOYEE")

WITNESSETH THAT:

WHEREAS, EMPLOYEE developed a business concept and business plan which has been adopted by EMPLOYER, and EMPLOYER desires to employ EMPLOYEE to install and implement such concept and plan;

WHEREAS, EMPLOYEE is a corporate/securities/tax attorney with business executive experience having certain education, experience, background, know-how and contacts which will be useful and helpful to EMPLOYER in its business and EMPLOYER is desirous of employing EMPLOYEE in order to obtain the benefits of such education, experience, background, know-how and contacts;

WHEREAS, EMPLOYEE is agreeable to being employed by EMPLOYER upon the terms and conditions hereof and providing the benefits of his education, experience, background and contacts to EMPLOYER;

WHEREAS, the parties having concluded their negotiations and now desire to have a document to formalize and evidence their understandings and agreements, which document will supersede and void all prior discussions and understandings;

NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed, and do hereby agree, as follows:

1. EMPLOYMENT.  (a)  For the term provided in Paragraph 2, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts that employment, upon the terms and conditions hereinafter set forth.

(b)  This Agreement shall supersede and replace all prior discussions, negotiations, memoranda, correspondence, understandings, and agreements pertaining to the employment of EMPLOYEE by EMPLOYER.

2.  TERM.

(a)  This Agreement shall be effective as of August 25, 2008.

(b)  This Agreement, subject to the provisions of Paragraphs 16 and 17 below, shall continue and exist for an initial period from such effective date until December 31, 2009 (initial term).  The term “employment year” as used elsewhere in this Agreement shall mean January 1 to December 31, such being the EMPLOYER’s fiscal year.

(c)  If, on November 1, 2009, neither party is then in default under this Agreement, EMPLOYER shall have the option to extend the term of this Agreement for an additional one (1) year period.  Such option shall be exercised by EMPLOYER giving notice thereof to EMPLOYEE, on or before December 1, 2009, of its intention to so extend the Agreement.  If EMPLOYER shall not exercise its extension option on or before December 1, 2009 this Agreement shall terminate as provided.

(d)  This Agreement shall be subject to a further one (1) year extension under the procedure provided in subparagraph (c), provided that on November 1, 2010 neither party is then in default under this Agreement and notice of exercise of the extension option is given on or before December 1, 2010.

(e)  Notwithstanding the foregoing, the term of this Agreement is otherwise subject to the various termination provisions contained hereafter).

3. COMPENSATION-BASE.  (a) For all services rendered under this Agreement for the period from the effective date to December 31, 2008, EMPLOYEE shall not receive any compensation hereunder; in lieu thereof EMPLOYEE is being compensated through the legal fees paid by EMPLOYER to EMPLOYEE’s firm, Fox Law Offices, P.A.  Notwithstanding the lack of direct compensation, EMPLOYEE shall perform all duties required under this Agreement.

(b)          (i) Subject to the conditions set forth in sub-paragraph (ii) following, for all services rendered under this Agreement for the period from January 1, 2009 to December 31, 2009, EMPLOYEE shall be paid, as base compensation, such annual salary as shall be determined by the EMPLOYER's Board of Directors from time to time, but in no event shall such compensation be at a rate of less than Two Hundred Forty Thousand Dollars ($240,000) per year, payable monthly at the rate of Twenty Thousand Dollars ($20,000), to be paid on the first business day of each month, in advance.  Such base compensation shall be in addition to such incentive compensation, deferred compensation, fringe benefits and bonuses as provided elsewhere herein.

(ii) The commencement of the compensation as set forth in subparagraph (b)(i) above is subject to the raising by the Company, by December 31, 2008, of the sum of Two Million Dollars ($2,000,000).

(c)  At the end of employment/fiscal year 2009, assuming the term of this Agreement is being extended through December 31, 2010, the EMPLOYER's Board of Directors shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding fiscal year.  EMPLOYER shall not be obligated to provide any increase; however, any increase shall supersede the “floor” in subparagraph (b).

(d)  At the end of employment/fiscal year 2010, assuming the term of this Agreement is being extended through December 31, 2011, the EMPLOYER's Board of Directors shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding fiscal year.  EMPLOYER shall not be obligated to provide any increase; however, any increase shall supersede the “floor” in subparagraph (b).

4. COMPENSATION-INCENTIVE.  (a) The base compensation for each year of this Agreement, including any extensions, shall be subject to a retroactive increase, based upon an earnings per share formula (earnings of EMPLOYER divided by actual common shares of EMPLOYER issued and outstanding at September 30 of each year, and not fully diluted), commencing with the fiscal year ended December 31, 2009, as follows:

Profits* Per	Increase as a
Common Share	Percent of Base Compensation
$.00 - $.10	5%
$.11 - $.20	10%
$.21 - $.30	20%
$.31 - $.40	30%
$.41 - $.50	40%
$.51 - $.60	50%
$.61 - $.70	70%
$.71 - $.80	90%
$.81 - $.90	110%
$.91 - $1.00	130%
over $1.00	150%

* “Profits” means ordinary income and/or capital gains resulting from on-going business operations, including extraordinary gains or proceeds resulting from a sale (spin-off) of a subsidiary.

This retroactive increase, if any should occur, is not a bonus but a merit adjustment to the base compensation.  The calculation shall be made based upon the annual audit of EMPLOYER's financial statements for the fiscal year ended December 31 and shall be paid in equal monthly amounts on the first day of the next succeeding twelve (12) months commencing with the first day of the month  following release of the audited financial statements.  Any retroactive increase shall not affect the base compensation for subsequent calculations.  It is a separate adjustment from any other adjustment under any other plan.

(b)  The increase in compensation shall be payable in the year following the year for which the calculation is made, but shall be deemed earned by EMPLOYEE's efforts during the prior year.  Such increase shall be vested as of December 31 of the year for which the calculation is being made, regardless of the subsequent termination or completion of this Agreement.  Accordingly, payment thereof shall be made whether or not EMPLOYER remains employed during the year in which the payments are made.

5. COMPENSATION-FRINGE BENEFITS.  EMPLOYEE shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by EMPLOYER:

(a)  Vacation - EMPLOYEE shall be entitled to paid vacation of three (3) weeks during 2009 and four (4) weeks during any extension year of this Agreement.  Unused vacation time may be accumulated from year to year if unused.  EMPLOYEE shall not be compensated for any unused vacation time.

(b)  Base Personal Leave - During each year of this Agreement, EMPLOYEE shall receive ten (10) days paid personal leave, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused personal leave.  "Personal leave" shall include sick leave, bereavement leave, so-called “personal days” and all other personal time off, other than legal holidays in the State of EMPLOYEE’s residence.

(c)  Medical Insurance - Because of EMPLOYEE’s age and status, EMPLOYEE does not require, nor shall he receive the same medical, surgical, dental and/or hospitalization insurance as EMPLOYER shall provide to its other officers/employees/consultants.  In lieu thereof, EMPLOYER shall reimburse EMPLOYEE’s cost for Medicare Supplement Insurance, Form/Schedule “F”.

(d)  Other - EMPLOYEE shall receive such other fringe benefits as are available to any other officers/employees/consultants. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which EMPLOYEE may be entitled under any stock option, 401(k), retirement, pension, profit-sharing, insurance, ESOT/ESOP, hospitalization, medical, surgical, dental, legal or other plans which may now be in effect or which may hereafter be adopted, either by EMPLOYER or any subsidiary or affiliate of EMPLOYER.  EMPLOYEE shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment and EMPLOYEE shall be entitled to participate on a parity with executives of equal rank.

6. COMPENSATION-BONUS.  After the end of each fiscal year, the EMPLOYER's Board of Directors shall determine the net profits before taxes of EMPLOYER for such prior fiscal year and shall determine any bonus for such fiscal year payable to EMPLOYEE. EMPLOYER shall not be obligated to provide any bonus.  Any bonus awarded shall be paid at such time or times, in such amounts or installments, as the EMPLOYER's Board of Directors may determine.

7. DUTIES.  (a) EMPLOYEE is initially engaged as President, CEO, and General Counsel of EMPLOYER.  It is understood that EMPLOYEE’s primary duties relate to the installation and implementation of the business concept and business plan which he has assigned to the Company and that following such the Board of Directors may prefer to appoint a new President and/or CEO to operate the Company under the concept and plan as installed and implemented.  In such case, upon the appointment by the Board of Directors of EMPLOYER of a replacement CEO, EMPLOYEE shall relinquish such title(s) and duties but shall remain as General Counsel and Corporate Secretary.  None of such adjustment to EMPLOYEE’s title(s) and duties shall affect the payment of compensation hereunder.  During his tenure as any of the named executives, EMPLOYEE shall perform all usual and customary services as such executive.

(b)  EMPLOYEE'S performance shall be subject to the supervision of EMPLOYER'S Board of Directors.  The precise job description and the specific services to be rendered by EMPLOYEE may be defined, interpreted, curtailed, or extended, from time to time, by determination of the EMPLOYER' Board of Directors, provided, however, that any definition, interpretation, curtailment, or extension is consistent with the status of, and/or educational experience required for, the responsibilities for which EMPLOYEE has been engaged hereunder. It is the intent of this provision to provide EMPLOYER with flexibility in assigning responsibilities to EMPLOYEE and/or promoting EMPLOYEE, and this provision shall not be used to discipline, embarrass, humiliate or harass EMPLOYEE.

8. EXTENT OF SERVICES.  (a) Subject to subparagraph (b) following, EMPLOYEE agrees that this employment constitutes his primary employment and understands that his primary loyalty and responsibility is to EMPLOYER. Accordingly, EMPLOYEE shall devote such adequate, reasonable, and proper time, attention, and energies to the business of EMPLOYER as shall be necessary or consistent with such understanding and EMPLOYEE shall not, during the term of this Agreement, except as provided in subparagraph (b) following,  be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with EMPLOYEE's employment responsibilities hereunder, without prior, written authorization of EMPLOYER's Board of Directors. Nothing contained herein shall be construed as preventing EMPLOYEE from investing his assets in such form or manner as EMPLOYEE may select, whether or not such investment will require any services on EMPLOYEE'S part in the operation of the affairs of the companies in which such investments are made.

(b) EMPLOYER acknowledges that EMPLOYEE is a practicing attorney with a law practice and agrees that EMPLOYEE may retain his private practice provided that his duties as then in effect hereunder are being fulfilled to the satisfaction of the Board of Directors.

9. WORKING FACILITIES.  EMPLOYEE shall utilize his home office as his primary office for the performance of services hereunder.  EMPLOYER shall reimburse EMPLOYEE for office costs and expenses incurred by him in the performance of his duties hereunder, but otherwise the office shall be at EMPLOYEE’s expense as being a convenience for him.  However, upon establishment by EMPLOYER of a permanent executive office, EMPLOYEE shall be furnished, at EMPLOYER's expense, with all necessary working facilities when working at such office, including but not limited to an equipped office, clerical help, and telephone/facsimile/copying services, suitable to his position and adequate for the performance of his duties.

10. EXPENSES.  Subject to the provisions of this Paragraph, EMPLOYER shall reimburse EMPLOYEE for all expenses incurred by him in the performance of his duties, including but not limited to travel expense (e.g., airfare, train fare), local transportation expense (e.g., rental car, taxi), lodging (e.g., hotel room) food, and entertainment expenses.  EMPLOYEE is not authorized to incur expenses on behalf of, or chargeable to, EMPLOYER except within such guidelines as may be established from time to time by the EMPLOYER's Management.  EMPLOYER shall reimburse EMPLOYEE for authorized expenses within such guidelines upon presentation by EMPLOYEE, from time to time, of an itemized account of such expenditures in such form as EMPLOYER may require, together with receipts or other proofs of the expenditures as may be required.

11. NON-DISCLOSURE OF INFORMATION.  (a) EMPLOYEE recognizes and acknowledges that, during the course of his employment, he will have access to valuable "Proprietary Information" as limited in subparagraph (b) below, not only of EMPLOYER but of EMPLOYER’s subsidiary companies, as constituted from time to time, and that such information constitutes unique assets of the business of EMPLOYER and of which EMPLOYER and/or its subsidiaries is the sole and exclusive owner.  EMPLOYEE will treat such Proprietary Information on a confidential basis and will not, during or after his employment, personally use or disclose all, or any part of, such Proprietary Information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of EMPLOYER or of its subsidiaries, or except as authorized in writing by EMPLOYER, publish, disclose or authorize anyone else to publish or disclose, any Proprietary Information of EMPLOYER with which EMPLOYEE's service may in any way acquaint EMPLOYEE.  EMPLOYEE shall surrender possession of all Proprietary Information, including especially all Trade Secrets, to EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.  In the event of a breach, or threatened breach, by EMPLOYEE, of the provisions of this Paragraph, EMPLOYER shall be entitled to a preliminary, temporary and permanent injunction restraining EMPLOYEE from disclosing in whole or in part, any such Proprietary Information and/or from rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed.  Furthermore, nothing herein shall be construed as prohibiting EMPLOYER from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from EMPLOYEE.

(b)  For purposes hereof, "Proprietary Information" shall not include information which (i) is publicly available from a source other than EMPLOYER or can be lawfully obtained from a third party or parties in lawful possession thereof, or (ii) is publicly released in writing by EMPLOYER, or (iii) is required to be disclosed pursuant to the authority of any court or public agency.

12. RESTRICTIVE COVENANT.  (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, EMPLOYEE shall not, within the United States or any other area of the world in which EMPLOYER is then operating, directly or indirectly, compete with, own, manage, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by EMPLOYER (or any parent, subsidiary or affiliate) at the time of the termination of this Agreement.  EMPLOYEE shall not, directly or indirectly, compete with the business concept and business plan transferred by him to the Company and installed and implemented by him hereunder, as in effect at the time of termination or expiration of this Employment Agreement, or engage in any activities which could be deemed a conflict of interest.

(b)  EMPLOYEE agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with his employment hereunder.

(c)  EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason, conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

13. NONSOLICITATION COVENANT.  (a)  For a period of thirty-six (36) months after the termination of this Agreement (including any extension thereof) (the "Post Termination Period") EMPLOYEE shall not, solicit, directly or indirectly, by any means, any of the clients, customers, accounts, employees or "leads" of EMPLOYER during the Post Termination Period.

(b)  EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

(c)  This covenant has been given to induce EMPLOYER to enter into this Agreement and provide EMPLOYEE'S job responsibilities and compensation.

14.  OWNERSHIP OF INVENTIONS AND DEVELOPMENTS.  (a)  For purposes of this Agreement, the following definitions shall apply:

(i) "Inventions" shall mean:

(A)  All inventions, improvements, modifications, and enhancements, whether or not patentable, made by EMPLOYEE during EMPLOYEE's employment by EMPLOYER; and

(B)  All inventions, improvements, modifications and enhancements made by EMPLOYEE, during a period of one (1) year after any suspension or termination of EMPLOYEE's employment by EMPLOYER, which relate, directly or indirectly, to the past, present or planned future business of the EMPLOYER, determined as of the date of termination.

(ii) "Work Product" shall mean all documentation, software, creative works, programs, systems, source codes, Hardware Signatures, know-how and information created, in whole or in part, by EMPLOYEE during EMPLOYEE's employment by EMPLOYER, whether or not copyrightable or otherwise protectable, excluding Inventions.

(iii) "Trade Secrets" shall mean all documentation, software, know-how and information relating to the past, present and future business of the EMPLOYER or any plans therefor, or relating to the past, present or future business of a third party or plans therefor that are disclosed to the EMPLOYER, which the EMPLOYER may not or does not disclose to third parties without restrictions on use or further disclosure.

(b)  EMPLOYEE shall promptly disclose to EMPLOYER all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions.  Such records shall be the sole and exclusive property of EMPLOYER, and the EMPLOYEE shall surrender possession of such records to the EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.

(c)  EMPLOYEE hereby assigns to the EMPLOYER, without further consideration to the EMPLOYEE, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon.  EMPLOYEE agrees that the Work Product shall be deemed to be a "work made for hire".  EMPLOYEE shall execute all such assignments, oaths, declarations and other documents as may be prepared by EMPLOYER to effect the foregoing.

(d)  EMPLOYEE shall provide EMPLOYER with all information, documentation, and assistance EMPLOYER may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets.  EMPLOYER, in its sole discretion, shall determine the exact extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product.  All such information, documentation and assistance shall be provided at no additional expense or cost to the EMPLOYER, except for out-of-pocket expenses which the EMPLOYEE incurs at the EMPLOYER's request.

(e)  In the event of termination of this Employment Agreement, EMPLOYER shall be entitled to advise any new employer of EMPLOYEE of his rights and obligations hereunder.

15. DISABILITY.  (a)  If EMPLOYEE is unable to perform his services by reason of illness or incapacity for a period of more than twenty-one (21) consecutive work days, or more than three (3) weeks in any two-month period, the compensation otherwise payable to EMPLOYEE thereafter during the continued period of such illness or incapacity may, at the option of EMPLOYER, be reduced by fifty percent (50%).  If such illness or incapacity shall continue for a period of forty-five (45) consecutive work days or more than fifty percent of any calendar quarter, payment of such compensation may, at the option of EMPLOYER, be stopped altogether.  The full compensation shall be reinstated upon EMPLOYEE's return to service and the discharge of his full duties hereunder.  Notwithstanding anything herein to the contrary, EMPLOYER may, at its option, terminate this Agreement at any time after the EMPLOYEE shall be absent from his employment, for whatever cause, for a continuous period of more than six (6) months, and all obligations of EMPLOYER hereunder shall cease upon any such termination.

(b)  EMPLOYER may elect to continue the payment of full compensation notwithstanding the foregoing.  Such payments shall be in the sole discretion of EMPLOYER, may be discontinued at any time, and if initiated shall not thereby become a duty or requirement.

16.  TERMINATION OF EMPLOYMENT.  (a)  EMPLOYER can terminate EMPLOYEE's employment at any time for good cause.  Without intending to limit the definition of good cause hereby, good cause will include:

(1)  the EMPLOYEE'S death;

(2)  the occurrence of one of the following events:

(i)   EMPLOYEE commits and/or is convicted of a felony, or is convicted of any crime involving moral turpitude or unethical conduct which in the good faith opinion of the EMPLOYER could impair his ability to perform his duties or which impacts the market price of the EMPLOYER’s Common Stock;

(ii)  EMPLOYEE commits an act, or fails to take action in bad faith and to the detriment of the EMPLOYER, or

(iii)  in the good faith opinion of the EMPLOYER's Board of Directors, the EMPLOYEE fails, to a material extent, to fully and faithfully perform his obligations under this Employment Agreement.

(b) The termination of EMPLOYEE'S services shall not constitute a termination of the restrictive obligations and duties under Paragraphs 11, 12, 13, and 14.

(c) In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business of the EMPLOYER, the provisions of Paragraph 12 shall continue in full force and effect only so long as full base compensation by EMPLOYER shall continue.

17. ARBITRATION.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Manchester, New Hampshire in accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the New Hampshire Rules of Civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, which award and judgment may include reasonable attorney’s fees and costs.

18. WAIVER OF BREACH.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.  The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

19. BENEFIT.  The rights and obligations of EMPLOYER under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns.  The protections of Paragraphs 11, 12,  13, and 14 shall inure to the benefit of EMPLOYER and any successors and assigns. The rights and obligations of EMPLOYEE under this Agreement shall inure to the benefit of, and shall be binding upon, his heirs, administrators, executors, successors and assigns.

20. NOTICES.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if either personally delivered or sent by certified mail, to his residence in the case of EMPLOYEE, or to its principal office in the case of EMPLOYER.

21. LIFE INSURANCE.  EMPLOYER and/or one or more of its subsidiaries may, in its/their discretion at any time after the execution of this Agreement, apply for and procure, as owner and for its/their own benefit, insurance on the life of EMPLOYEE, in such amounts and in such forms as EMPLOYER may choose.  EMPLOYER shall not be required to give EMPLOYEE any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but EMPLOYEE shall, at the request of EMPLOYER, subject himself to such medical examination, supply such information, and execute such information releases and documents as may be required by the insurance company or companies to whom EMPLOYER has applied for such insurance.

22. ENTIRE AGREEMENT.  This instrument contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

23. APPLICABLE LAW.  This Agreement shall be governed for all purposes by the laws of the State of New Hampshire, without reference to any “conflict of law” provisions.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

24.  COUNTERPARTS. This Agreement may be executed in two or more counterparts, including facsimile counterparts, any one of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the day and year herein above written.

WELLENTECH SERVICES, INC. By: /s/ James D. Beatty James D. Beatty, Chairman By: /s/ Richard C. Fox Richard C. Fox, EMPLOYEE